Exhibit T3A2

ANNEX A

Company No.: 234412

AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

LDK Silicon & Chemical Technology Co., Ltd.

Incorporated on the 8th day of December 2009

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2010 Revision)

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

LDK Silicon & Chemical Technology Co., Ltd.

(as amended and restated by special resolution passed on June 1, 2011 and to become effective upon closing on June 3, 2011)

1.	The name of the Company is LDK Silicon & Chemical Technology Co., Ltd.

2.	The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-I112, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a) (i)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.	Except as prohibited or limited by the Companies Law (2010 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$500,000,000 divided into 4,760,000,000 Ordinary Shares of US$0.10 par value per share, and 240,000,000 Preferred Shares of US$0.10 par value per share, all 240,000,000 of which are designated as Series A Redeemable Convertible Preferred Shares of US$0.10 par value per share (the “Series A Preferred Shares”) each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2010 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates. The rights, preferences, privileges and restrictions of the Series A Preferred Shares are set forth in Schedule 1 to the Articles of Association.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of the Companies Law (2010 Revision) and, subject to the provisions of the Companies Law (2010 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2010 Revision)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

LDK Silicon & Chemical Technology Co., Ltd.

(as amended and restated by special resolution passed on June 1, 2011 and to become effective upon closing on June 3, 2011)

1.	In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Affiliate”	means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, includes, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, (b) in the case of the holders of Preferred Shares, includes (i) any Person who holds Series A Preferred Shares as a nominee for such Investor pursuant to a written agreement, a copy of which has been provided to the Company, (ii) any shareholder of such holders of Preferred Shares, and (iii) any entity or individual which has a direct and indirect Controlling interest in such holders of Preferred Shares (including, if applicable, any general partner) or any fund manager thereof (but excluding any shareholders of such fund manager). For the avoidance of doubt, each of the holders of Preferred Shares shall not be deemed to be an Affiliate of any Group Member.

“Articles”	means these Articles, which for the avoidance of doubt includes Schedule 1 hereto, as from time to time altered by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Board”	means the board of directors of the Company, as constituted from time to time.

“CDBC”	means China Development Bank Capital Corporation Ltd. ( ) and/or its designated offshore entity to be holding shares in the Company.

“Company”	means the above named Company.

“Control”	“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms ‘‘Controlling” and “Controlled” have meanings correlative to the foregoing.

“Directors”	means the directors for the time being of the Company.

“Governmental Authority”	means the governments or any political subdivision of the governments of any nation, state, city, locality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

“Group”	means, collectively, the Company, the Hong Kong Subsidiary, LDK Solar Polysilicon, PV Silicon and other Subsidiaries of the Company and a “Group Member’’ means any one of them.

“Hong Kong Subsidiary”	means LDK Silicon Holding Co., Limited, a company duly incorporated and validly existing under the Laws of the Hong Kong Special Administrative Region of the PRC.

“LDK Solar Polysilicon”	Jiangxi LDK Solar Polysilicon Co., Ltd, ( LDK ), a company with limited liability organized and existing under the laws of the PRC.

“Member”	shall bear the meaning as ascribed to it in the Statute.

“Ordinary Share”	means an ordinary share in the capital of the Company.

“Person”	means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PRC”	means the People’s Republic of China, but solely for the purposes of this Articles and the other Transaction Documents excludes Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Shares”	means preferred shares in the capital of the Company which may be issued in one or more series. At the date of adoption of these Articles the Preferred Shares only comprises Series A Preferred Shares.

“PV Silicon”	Jiangxi LDK PV Silicon Technology Co., Ltd. ( LDK ), a company with limited liability organized and existing under the laws of the PRC.

“Qualified IPO”	means a firm-commitment underwritten public offering by the Company of its Ordinary Shares or by any other member of the Group of such member’s shares pursuant to a registration statement or similar document that is filed with and declared effective by the applicable Governmental Authority in accordance with relevant securities laws of any jurisdiction on an internationally recognized stock exchange acceptable to all of the holders of Series A Preferred Shares (including but not limited to Shanghai Stock Exchange, Shenzhen Stock Exchange, New York Stock Exchange or the Stock Exchange of Hong Kong, as applicable), pursuant to which the public offering shares shall be not less than 15% of the total outstanding shares of the Company post public offering, and the offering price of the public offering shall be, subject to the share split, combination, share dividend, contribution or other similar adjustments, (i) not less than US$1.364 per Share if aforesaid listing occurs within one year following the issue date of the Series A Preferred Shares; or (ii) the price as mutually agreed by the Members and in no event less than US$1.364 per Share if aforesaid listing takes place after one year following the issue date of the Series A Preferred Shares.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Series A Preferred Share”	means a series A redeemable convertible preferred share in the capital of the Company.

“Shares”	means the shares in share capital of the Company from time to time and as at the date hereof consists of the Ordinary Shares and Series A Preferred Shares.

“Solar High-Tech”	means Jiangxi LDK Solar High-Tech Co., Ltd. ( LDK ), a company with limited liability organized and existing under the laws of the PRC.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiaries”	means, with respect to any Person, (i) a corporation or other entity, of which (x) more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person, or (y) more than fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by such Person or through one or more Subsidiaries of such Person, or (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with HKFRS, or (iii) any entity with respect to which such Person has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or members of the Group, as applicable.

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

References in these Articles to Schedule 1 shall mean a reference to Schedule 1 to these Articles which shall be construed as an integral part of these Articles.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6. (a)	Subject to the provisions, if any, in that behalf in the Memorandum of Association and to the provisions of these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividends, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. The Company shall not issue shares in bearer form.

(b)	The Ordinary Shares shall participate in the profits and assets of the Company but subject always to being subordinate in their rights to the Preferred Shares to the extent provided by the terms of issue of the Preferred Shares attached as Schedule 1.

(c)	The Preferred Shares shall carry the rights (preferential or otherwise) set forth in these Articles and, in particular, in Schedule 1 attached hereto. If at any time there shall be any conflict between the provisions of Schedule 1 and the provisions contained in the remainder of the Articles then the provisions of the Schedule 1 shall prevail.

7.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.	Subject to Schedule 1 and any agreements binding on the Company and as otherwise provided herein, any Member may transfer all or any of his shares by instrument in writing in any usual or common form or any other form which the Directors may approve. The instrument of transfer shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.	The Directors may decline to register any transfer of shares in the event that, in their belief, any such transfer is in violation of any applicable laws and regulations; unless any such transfer is supported by a legal opinion of a reputable law firm qualified to practice in the relevant jurisdiction.

10.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

REDEEMABLE SHARES

11. (a)	Subject to Schedule 1 and the provisions of the Statute and the Memorandum of Association and these Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(b)	Subject to Schedule 1 and the provisions of the Statute and the Memorandum of Association and these Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

12.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class, including Schedule 1) may, whether or not the Company is being wound up, be varied (a) with respect to Series A Preferred Shares, with the consent in writing of all Series A Preferred Shareholder or with the sanction of an unanimous resolution passed at a general meeting of the holders of Series A Preferred Shares; and (b) with respect to any other class, with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of the specific class of shares except that the necessary quorum shall be (a) with respect to Series A Preferred Shares, persons holding or representing by proxy at least 90% of the issued Series A Preferred Shares; or (b) with respect to other class, persons holding or representing by proxy at least half of the issued shares of the class. Any holder of shares of the class present in person or by proxy may demand a poll, unless there is only one member of such class, in which case such quorum shall be one person.

13.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares (including as provided in Schedule 1) of that class, be deemed to be varied by the creation or issue of further shares ranking senior, pari passu or subordinate therewith.

COMMISSION ON SALE OF SHARES

14.	The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

15.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

16.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

17.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

18.	To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

20. (a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

21.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

22.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

23.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

24. (a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven percent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

25. (a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

26.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

27.	A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

28.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

29.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

TRANSMISSION OF SHARES

30.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

31. (a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

32.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF

LOCATION OF REGISTERED OFFICE & ALTERATION OF CAPITAL

33. (a)	Subject to and in so far as permitted by the provisions of the Statute and the terms hereof, including Schedule 1, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association and may, without restricting the generality of the foregoing:

(i)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to Schedule 1 and the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 11 hereof and subject to the provisions of the Statute and the provisions of Schedule 1, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute and the provisions of Schedule 1, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

34.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

35.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

36.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

37. (a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

38. (a)	The Directors may whenever they think fit, and the Directors on the requisition of any Member shall, call a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

39.	An annual general meeting or any other general meeting shall be held (and may be attended by the Members in person or by means of a video or telephone conference) at least once every year and shall be called by at least twenty-one (21) clear calendar days’ notice. Notwithstanding the foregoing, a general meeting may be called by shorter notice if it is so agreed by all the Members entitled to attend and vote thereat. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company.

40.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

41.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; subject to Schedule 1, the quorum for any general meeting shall be members holding at least 75% of the Ordinary Shares and all the Preferred Shares at such time, provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

42.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

43.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned. At least five (5) clear calendar days’ notice of the reconvened meeting shall be given unless all of the members entitled to attend and vote thereat agree to waive such notice. At the reconvened meeting, the required quorum shall be members holding at least 50% of the Ordinary Shares and 85% of the Preferred Shares at such time. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

44.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

45.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their members to be Chairman of the meeting.

46.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

47.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

48.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

49.	The demand for a poll may be withdrawn.

50.	Except as provided in Article 52, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

51.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

52.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

53.	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

54.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

55.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

56.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

57.	Members may participate in a general meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

58.	On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

59.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

60.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

61.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

62.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

63.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

64.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

65.	There shall be a Board of Directors consisting of a maximum of ten persons (exclusive of alternate Directors) who shall be appointed, subject to Schedule 1 of these Articles, in accordance with articles 95 and 96 of these Articles; PROVIDED HOWEVER that, subject to Schedule 1, the Company may from time to time by ordinary resolution increase or reduce the limits in the number of Directors.

66.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

67.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

68.	Subject to Schedule 1, a Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

69.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

70.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

71.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

72.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract of transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

73.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 72 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

74.	Subject to the exception contained in Article 82, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

75.	The business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made. Notwithstanding the foregoing generality, the Directors shall not, without complying with the Director Consent set forth in Schedule 1, take any action described in Article 5.3 in Schedule 1.

76.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

77.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

78.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

79.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

80.	Subject to these Articles including without limitation to Schedule 1, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

81. (a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

82.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

83.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

84.	Except as otherwise provided by these Articles, the Directors shall meet together no less than once every half year for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointer be present at such meeting. In case of an equality of votes, the Chairman shall not have a second or casting vote.

85.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least five (5) days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 40 shall apply mutatis mutandis with respect to notices of meetings of Directors.

86.	The quorum necessary for the transaction of the business of the Directors shall be half or more than half of the total number of Directors then in office including one Director appointed by CDBC, provided, however, that if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company with the first notice providing not less than five (5) days’ prior notice and the second notice providing not less than two (2) days’ prior notice, then the attendance of any two Directors shall constitute a quorum. A Director and his appointed alternate Director being considered only one person for this purpose, provided always, that if there shall at any time be only a sole Director, the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

87.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

88.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

89.	The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

90.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall not have a second or casting vote.

91.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

92.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

93. (a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 59-62 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFlCE OF DIRECTOR

94.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

(b)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)	if he is found a lunatic or becomes of unsound mind;

(e)	if he is removed from office under the provisions of these Articles.

APPOINTMENT AND REMOVAL OF DIRECTORS

95.	Subject to Schedule 1 and the terms hereof, the Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

96.	Subject to Schedule 1 and the terms hereof, the Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

PRESUMPTION OF ASSENT

97.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

98. (a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

99.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe. The appointment of any officers or new key management members of the Company, other than the President of the Company, must be discussed and approved by the Directors.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

100.	Subject to Schedule 1, the Statute, and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

101.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

102.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

103.	Subject to the rights of persons, including the holders of Preferred Shares as provided on Schedule 1, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

104.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

105.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

106.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

107.	No dividend or distribution shall bear interest against the Company.

CAPITALISATION

108.	Subject to Schedule 1, the Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

109.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

110.	Subject to any agreement binding on the Company, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

111.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

112.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

113.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

114.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

115.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

116.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

117. (a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 5 days after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

118.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

119.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

120.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

121.	Subject to Schedule 1, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, and the terms of Schedule 1, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members, subject to the rights provided by the terms of issue of any series of Preferred Shares. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

122.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, subject to the rights provided by the terms of issue of any series of Preferred Shares, including Schedule 1, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

123.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee. Without prejudice to the generality of the preceding Article, the Company shall indemnify and hold harmless each Director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Director of the Company, or is or was a Director of the Company serving at the request of the Company as a director of another company, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

FINANCIAL YEAR

124.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

125.	Subject to the Statute, Schedule 1 and the terms hereof, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

126.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

SCHEDULE 1

PREFERRED SHARES

The rights, preferences and restrictions attaching to the Series A Redeemable Convertible Preferred Shares (the “Series A Preferred Shares”) shall be as hereinafter specified in this Schedule 1.

ARTICLE 1

DIVIDEND RIGHTS

1.1 The Series A Preferred Shares shall with respect to dividends and distributions of assets and rights upon the occurrence of a Liquidation Event rank senior to: (i) all classes of ordinary shares of the Company (including, without limitation, the Ordinary Shares; and (ii) each other class or series of Equity Securities which does not expressly rank pari passu with or senior to the Series A Preferred Shares.

1.2 The Company shall, commencing from the fiscal year ending December 31, 2011, declare and pay as dividends to the Shareholders on a pro rata basis up to an amount of the retained earnings of the Company as finally determined in the Company’s audited consolidated financial statements for such fiscal year, so that the Investors shall receive at least US$15 million of such dividend each year; provided, that such declaration and distribution of dividend (i) shall comply with applicable laws then valid and enforceable against the Company and contractual obligations valid and enforceable against the Company as at the date hereof and expressly disclosed to the Investors on or prior to the date hereof, (ii) shall not be made if, prior to December 31, 2011, the Company shall have received a listing approval (“Listing Approval”) to be listed on the Hong Kong Stock Exchange or other internationally recognized stock exchange acceptable to all of the Investors for a Qualified IPO and the Qualified IPO is consummated in that year or within three months from the Listing Approval; and (iii) shall not be made with respect to the fiscal year ending December 31, 2012 only (but shall not affect that with respect to the fiscal year ending December 31, 2011) if, prior to December 31, 2012, the Company shall have received a Listing Approval and the Qualified IPO is consummated in that year or within three months from the Listing Approval.

ARTICLE 2

LIQUIDATION PREFERENCE

Upon any liquidation, dissolution or winding up of the Company (a “Liquidation”) or a Deemed Liquidation Event, either voluntary or involuntary, the assets of the Company available for distribution shall be distributed as provided in this Article 2.

2.1 Series A Preferred Shares Liquidation Preference. Before any distribution or payment shall be made to the holders of any Ordinary Shares and all other holders of share capital of the Company, (i) each holder of Series A Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Series A Original Purchase Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus twenty-three percent (23%) of an internal rate of return, on an annualized basis, for such Series A Original Purchase Price (the “Liquidation Preference”). If, upon any Liquidation, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preferred Shares, then such assets shall be distributed among the holders of Series A Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

2.2 Participation. After distribution or payment in full of the Liquidation Preference distributable or payable on the Series A Preferred Shares pursuant to Article 2.1, the remaining assets of the Company available for distribution to all Shareholders shall be distributed ratably among the holders of outstanding Shares on an as-converted and fully diluted basis.

2.3 Definition of Deemed Liquidation Event. The following events shall be treated as a liquidation (each, a “Deemed Liquidation Event”) under this Article 2 unless waived by all holders of the then outstanding Series A Preferred Shares:

(a) any consolidation, amalgamation or merger of the Company with or into any Person, or any other corporate reorganization or transaction or series of transactions, including a sale, conveyance, exchange, transfer or acquisition of all or a portion of the share capital of the Company, as a result of which the Shareholders immediately before such transaction or series of transactions will not retain more than fifty percent (50%) of the voting power of the surviving entity immediately following the consummation of such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile); or

(b) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company on a consolidated basis, except for the Post Closing Restructuring set forth in the Subscription Agreement;

and upon any such event, any proceeds resulting therefrom shall be distributed to the Shareholders in accordance with the terms of Articles 2.1 and 2.2.

2.4 In the event the Company proposes to distribute assets other than cash in connection with any Liquidation or Deemed Liquidation Event, the value of the assets to be distributed to the holders of Series A Preferred Shares and Ordinary Shares shall be determined in good faith by an independent appraiser appointed by all Preferred Shareholders and Ordinary Shareholder, or by a liquidator if one is appointed. Any securities that are not subject to restrictions on free marketability shall be valued as follows:

(a) if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b) if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c) if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the an independent appraiser appointed by all Preferred Shareholders and Ordinary Shareholders.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in sub-clauses (a), (b) or (c) of this Article 2.4 to reflect the fair market value thereof as determined in good faith by an independent appraiser appointed by all Preferred Shareholders and Ordinary Shareholders, or by a liquidator if one is appointed.

ARTICLE 3

REDEMPTION RIGHT

3.1 Redemption. If:

(i) prior to the Qualified IPO, any of the Group, the Key Holders or Solar High-Tech is in material breach of the terms and conditions of the Transaction Documents, including but not limited to, a failure to consummate the transactions under Section 8.5 and Section 8.7 of the Subscription Agreement; or

(ii) the Company has not completed a Qualified IPO within two (2) years following Closing,

each holder of the then outstanding Series A Preferred Shares shall be entitled to, voting as a separate class, at its sole discretion, require the Company and/or the Ordinary Shareholder and/or the Founder to redeem or purchase (out of funds legally available therefor including capital in the case of a redemption by the Company) within two (2) months from the Company’s receipt of such holder’ written notice, any and/or all the relevant Series A Preferred Shares held by such holder of Series A Preferred Shares, at a redemption/purchase price per share (the “Redemption Price”) with respect to the relevant Series A Preferred Shares held by such holder equal to, unless otherwise required by relevant applicable laws, one hundred percent (100%) of the Series A Original Purchase Price paid by such holder for the shares to be redeemed or purchased (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus twenty-three percent (23%) of an internal rate of return, on an annualized basis, for the Series A Original Purchase Price paid by such holder (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), in each case as proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers.

3.2 The Company, the Ordinary Shareholder and the Founder shall, jointly and severally, redeem or purchase all of the Series A Preferred Shares requested to be redeemed or be purchased at the Redemption Date (as defined below). If on the Redemption Date the number of Series A Preferred Shares that may then be legally redeemed or purchased by the Company and/or the Ordinary Shareholder and/or the Founder is fewer than the aggregate number of Series A Preferred Shares requested to be redeemed or purchased, then the number of such shares that the Company and/or the Ordinary Shareholder and/or the Founder may legally redeem or purchase from the holders thereof shall be calculated ratably in proportion to the respective aggregate Redemption Price each redeeming holder of Series A Preferred Shares is entitled to receive.

3.3 Holder(s) of the Series A Preferred Shares requesting redemption shall furnish to the Company or the Ordinary Shareholder or the Founder and the other holders of Series A Preferred Shares, a notice of redemption (the “Initial Redemption Notice”), and such notice shall be given by hand or by mail to the principle office of the Company, the Ordinary Shareholder, the Founder and the other holders of the Series A Preferred Shares at any time. Upon receipt of the Initial Redemption Notice, the other holders of the Series A Preferred Shares may also elect to redeem or request the Company, the Ordinary Shareholder and/or the Founder to purchase their Series A Preferred Shares by delivering a separate redemption notice to the Company, the Ordinary Shareholder and the Founder (copying all other holders of Series A Preferred Shares) within fifteen (15) days of the receipt of the Initial Redemption Notice. The closing of the redemption or purchase of any Series A Preferred Share (the “Redemption Closing”) pursuant to this Section 3 shall take place within two months from the date of the Initial Redemption Notice (the “Redemption Date”) delivered to the Company, or such earlier date or other place as the holders of all the Series A Preferred Shares and the Company or Ordinary Shareholder or the Founder (as the case may be) may mutually agree in writing. The Company and/or the Ordinary Shareholder and/or the Founder and the holders of Series A Preferred Shares representing all Series A Preferred Shares requested to be redeemed or purchased pursuant to this Article 3 may through negotiation agree on a payment schedule (the “Payment Schedule”) based on which the aggregate Redemption Price shall be paid in full by the Company and/or the Ordinary Shareholder and/or the Founder, provided that in no event shall the payment period contemplated under the Payment Schedule be more than two months from the date of the Initial Redemption Notice, unless otherwise consented by all Series A Preferred Shareholders.

3.4 Where the Series A Preferred Shares are redeemed by the Company, from and after the redemption in full of all Series A Preferred Shares requested to be redeemed by the Company, all dividends on the Series A Preferred Shares designated for redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the Redemption Date), with interest, upon the surrender of the certificate or certificates representing the same, shall cease and terminate with respect to the Series A Preferred Shares redeemed or purchased by the Company only and the Series A Preferred Shares redeemed or purchased by the Company shall cease to be issued shares of the Company and shall not be reissued. Any Series A Preferred Shares which are requested to be redeemed but yet to be redeemed shall continue to enjoy all rights and privileges attached to such Shares until the Company makes payment of the Redemption Price for such Series A Preferred Shares in full.

3.5 Upon a redemption of Series A Preferred Shares by the Company:

(a) the nominal or par value of such Series A Preferred Shares shall be redeemed or paid out of profits of the Company or the proceeds of a fresh issue of Shares or at the discretion of the Board in such other manner (including out of the Company’s capital and otherwise than out of its profits or the proceeds of a fresh issue of Shares) subject to the applicable legal restrictions and these Articles; and

(b) the premium on such Series A Preferred Shares shall be paid from the share premium account or out of profits of the Company or the proceeds of a fresh issue of Shares or at the discretion of the Board in such other manner (including out of the Company’s capital and otherwise than out of its profits or the proceeds of a fresh issue of Shares) subject to the applicable legal restrictions and these Articles.

ARTICLE 4

CONVERSION

Any holder of the Series A Preferred Shares shall have the following rights with respect to the conversion of the Series A Preferred Shares into such number of fully paid and non-assessable Ordinary Shares. Subject to the provisions of this Article 4, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A Preferred Share, shall equal to the quotient of the Series A Original Purchase Price, divided by the then-effective Conversion Price (as defined below). For the avoidance of doubt, subject to the provisions of this Article 4, the price at which each Ordinary Share shall be issued upon conversion of each Series A Preferred Share without the payment of any additional consideration by the holders thereof (the “Conversion Price”) shall initially be the Series A Original Purchase Price; the initial conversion ratio for Series A Preferred Shares to Ordinary Shares shall be 1:1, and shall be subject to adjustment (the “Conversion Rate”), as set forth below:

4.1 Optional Conversion. At any time prior to the closing of a Qualified IPO, and subject to and upon compliance with the provisions of this Article 4.1, the holder of any Series A Preferred Shares shall have the right, at its option, to convert all or any portion of the outstanding Series A Preferred Shares then held by it into such number of fully paid and non-assessable Ordinary Shares as determined by multiplying the number of Series A Preferred Shares to be converted by a fraction determined by dividing the Series A Original Purchase Price by the Conversion Price determined in each case as hereinafter provided, in effect at the time of conversion. Nothing in this Section 4.1 shall limit the automatic conversion rights of the Series A Preferred Shares described in Section 4.2 below.

4.2 Automatic Conversion.

(a) Without any action being required by any holder of Series A Preferred Shares and whether or not the certificates representing such Series A Preferred Shares are surrendered to the Company or its transfer agent, the Series A Preferred Shares shall automatically be converted into fully paid and non-assessable Ordinary Shares upon (i) the closing of a Qualified IPO or any other initial public offering consented to in writing by all of the holders of Series A Preferred Shares, or (ii) the occurrence of a Deemed Liquidation Event, at the then-effective Conversion Price.

(b) The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Series A Preferred Shares unless the certificate or certificates evidencing such Series A Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Series A Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Series A Preferred Shares, or reasonably satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Series A Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

4.3 Mechanism of Optional Conversion. The conversion under Article 4.1 of any Series A Preferred Share (the “Conversion Share”) shall be effected in the following manner:

(a) Upon receipt of any such conversion request from the holder of any Series A Preferred Shares to convert all or any portion of the outstanding Series A Preferred Shares then held by it into such number of fully paid and non-assessable Ordinary Shares pursuant to Article 4.1, the Board shall by resolution resolve to redeem or repurchase the Conversion Shares subject to such optional conversion for the purpose of this Article 4.3 (and, for accounting and other purposes, may determine the value therefor) and in consideration therefor issue fully-paid and non-assessable Ordinary Shares in relevant number, or if the conversion ratio is one for one, by way of re-designation of each Series A Preferred Share to an Ordinary Share.

(b) As promptly as practicable after the surrender by a holder of the certificates for the Series A Preferred Shares (together with a duly completed and signed notice of election to convert) and in any event within ten (10) Business Days after such surrender, the Company shall issue and deliver to the Person for whose account such Series A Preferred Shares was surrendered, or to its nominee or nominees (subject to compliance with applicable shareholders’ agreements and other applicable agreements restricting transfer), a certificate or certificates for the number of Ordinary Shares or other securities issuable upon the conversion of those Conversion Shares and any fractional interest in respect of Ordinary Shares or other security arising upon the conversion shall be settled as provided below. In the event that a holder of Series A Preferred Shares converts less than all of the Series A Preferred Shares evidenced by the certificate(s) surrendered by such holder, the Company shall, simultaneously with the issuance of certificates for Ordinary Shares, issue and deliver to such holder (or in accordance with the instructions of such holder) a new certificate for the balance of the Series A Preferred Shares not so converted.

(c) Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the holder delivers the certificates for the Series A Preferred Shares and the notice of election to convert to the Company, and the Person or Persons in whose name or names any Ordinary Shares or other securities shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Ordinary Shares or other securities at such time on such date and such conversion shall be at the Conversion Price in effect at such time, unless the share register of the Company shall be closed on such date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share register is open, and such conversion shall be at the Conversion Price in effect on the date such share register is open. All Ordinary Shares issuable upon conversion of the Series A Preferred Shares will upon issuance be duly and validly issued and credited as fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights, rank pari passu in all respects and form one class with the Ordinary Shares then in issue and shall entitle the holder to all dividends payable on the Ordinary Shares by reference to a record date after the date of conversion, except for those created by the holders thereof. Upon any such conversion of the Series A Preferred Shares, such Conversion Shares shall no longer be deemed to be outstanding and all rights of a holder with respect to the Conversion Shares so converted shall immediately terminate except the right to receive the Ordinary Shares or other securities, cash or other assets as herein provided.

4.4 No Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Series A Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward and less than one-half being rounded downward). If more than one certificate representing Series A Preferred Shares shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of the Series A Preferred Shares so surrendered for conversion.

4.5 Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as follows if any of the events listed below occur prior to the conversion of the Series A Preferred Shares.

(a) Share Splits, Combinations, Share Dividends and Distributions. In case the Company shall (a) pay a dividend or make a distribution on its Ordinary Shares in Ordinary Shares, (b) subdivide or reclassify its outstanding Ordinary Shares into a greater number of shares, or (c) combine or reclassify its outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such event shall be adjusted so that the holder of the Series A Preferred Shares thereafter converted shall be entitled to receive the number of Ordinary Shares which it would have owned or have been entitled to receive after the happening of such event had the Series A Preferred Shares been converted immediately prior to the happening of such event. An adjustment made pursuant to this paragraph shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective on the effective date in the case of subdivision, combination or reclassification. If any dividend or distribution is not paid or made, the Conversion Price then in effect shall be appropriately readjusted.

(b) Sale of Shares below the Conversion Price.

(i) Without prior written consent of each holder of Series A Preferred Shares, the Company shall not issue any New Securities for a consideration per share less than the Series A Original Purchase Price plus twenty-three percent (23%) of an internal rate of return, on an annualized basis, for the Series A Original Purchase Price paid by such Investor from the date of Closing to the date of such proposed new issue (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) (the “Floor Price”) on the date the Company fixes the offering price of such New Securities. In case the Company issues any New Securities at a price per share less than the Floor Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) on the date the Company fixes the offering price of such New Securities upon prior written consent of all the holders of Series A Preferred Shares, then in each such case the Series A Original Purchase Price prior to the issuance of such New Securities (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) shall be adjusted to the price at which such New Securities are issued and the relevant Series A Preferred Shares or shares converted from such Series A Preferred Shares shall be adjusted to reflect aforesaid adjustment so that the number of additional Series A Preferred Shares shall be such number of shares that is equivalent to the Series A Preferred Shares multiplied by the Floor Price and divided by the offering price per share of such New Securities.

(ii) The adjustment provided for in Article 4.5 (b) shall be made successively whenever any New Securities are issued (provided, that no further adjustments in the Conversion Price shall be made upon the subsequent exercise, conversion or exchange, as applicable of such New Securities pursuant to the original terms of such New Securities) and shall become effective immediately, after such issuance. In determining whether any New Securities shall entitle the holders of the Ordinary Shares to subscribe for or purchase Ordinary Shares at less than the Conversion Price, and in determining the aggregate offering price of the Ordinary Shares so offered, there shall be taken into account any consideration received by the Company for such New Securities, the minimum consideration required to be paid upon the exercise, conversion, or exchange, as applicable, of such New Securities and the value of all such consideration (if other than cash) shall be determined by the Board (whose determination, if made in good faith, shall be conclusive). If any or all of such New Securities are not so issued or expire or terminate without having been exercised, converted or exchanged, the Conversion Price then in effect shall be appropriately readjusted to the Conversion Price in effect immediately prior to the issuance of such New Securities, subject, however, to such other adjustments as may have been made or that would have otherwise been made under this Article 4.5 (b) since the issuance of such New Securities.

(c) Adjustments for Other Dividends. If the Company, at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Series A Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Series A Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactive to the record date for the determination of shareholders entitled to receive such distribution. If any such distribution is not made or if any or all of such rights, options or warrants expire or terminate without having been exercised, the Conversion Price then in effect shall be appropriately readjusted.

4.6 Exceptions to Adjustment of Conversion Price.

(a) “New Securities” means all Ordinary Share Equivalents, provided that the term “New Securities” does not include (i) the securities issuable upon conversion of any of the Series A Preferred Shares, or as a dividend or distribution on the Series A Preferred Shares, (ii) the Ordinary Shares issued upon consummation of a Qualified IPO or (iii) the Ordinary Shares reserved under the ESOP Plan.

(b) Notwithstanding any provision in Article 4 to the contrary and without limitation to any other provision contained in Article 4, in the event any securities of the Company (other than the Series A Preferred Shares), including, without limitation those securities set forth as exceptions in paragraph (a) above (collectively, the “Subject Securities”), are amended or otherwise modified by operation of their terms or otherwise (including, without limitation, by operation of such Subject Securities’ anti-dilution provisions) in any manner whatsoever that results in (i) the reduction of the exercise, conversion or exchange price of such Subject Securities payable upon the exercise for, or conversion or exchange into, Ordinary Shares or other securities exercisable for, or convertible or exchangeable into, Ordinary Shares and/or (ii) such Subject Securities becoming exercisable for, or convertible or exchangeable into (A) more shares or a greater dollar amount of such Subject Securities which are, in turn exercisable for, or convertible or exchangeable into, Ordinary Shares, or (B) more Ordinary Shares, then such amendment or modification shall be treated for purposes of Article 4.5(b) as if the Subject Securities which have been amended or modified have been terminated and New Securities have been issued with the amended or modified terms. The Company shall make all necessary adjustments (including successive adjustments if required) to the Conversion Price in accordance with Article 4.4, but in no event shall the Conversion Price be greater than it was immediately prior to the application of this Subsection to the transaction in question. On the expiration or termination of any such amended or modified Subject Securities for which adjustment has been made pursuant to the operation of the provisions of this Article 4.6 (b) and Article 4.5 (b), without such Subject Securities having been exercised, converted or exchanged in full pursuant to their terms, the Conversion Price shall be appropriately readjusted in the manner specified in Article 4.4(b).

(c) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 4 are not strictly applicable, but the failure to make any adjustment to any Conversion Price would not fairly protect the conversion rights of the Series A Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, subject to the written consent of all Preferred Shareholders, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 4, necessary to preserve, without dilution, the conversion rights of such Series A Preferred Shares.

(d) Notice of Adjustment. Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly prepare a notice of the adjustment of the Conversion Price setting forth the Conversion Price and the date on which the adjustment becomes effective and shall mail the notice of such adjustment of the Conversion Price (together with a copy of an officer’s certificate setting forth the facts requiring such adjustment) to each holder of the Series A Preferred Shares at such holder’s last address as shown on the shareholder records of the Company.

4.7 Ordinary Shares Reserved.

(a) The Company shall at all times reserve and keep available, out of the aggregate of its authorized but unissued Ordinary Shares, for the purpose of effecting conversions of the Series A Preferred Shares, the full number of Ordinary Shares issuable upon the conversion of all outstanding Series A Preferred Shares not theretofore converted including, for purposes of this paragraph, the number of Ordinary Shares which shall be issuable upon conversion of all of the outstanding Series A Preferred Shares which shall be computed as if, at the time of computation, all of the outstanding shares were held by a single holder. The Company shall from time to time, in accordance with the laws of the Cayman Islands, increase the authorized amount of its Ordinary Shares if at any time the number of Ordinary Shares remaining unissued shall not be sufficient to permit the conversion of all the then outstanding Series A Preferred Shares.

(b) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the Ordinary Shares issuable upon conversion of the Series A Preferred Shares, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares at the adjusted Conversion Price.

4.8 Except where registration is requested in a name other than the name of the registered holder, the Company will pay any and all documentary stamp duty or similar issue or transfer taxes payable in respect of the issue or delivery of Ordinary Shares on conversion of the Series A Preferred Shares pursuant hereto.

4.9 Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. In case of any reclassification or change of outstanding Ordinary Shares (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation of the Company with, or merger of the Company with or into, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding Ordinary Shares or any sale or transfer of all or substantially all of the assets of the Company on a consolidated basis (except for the Post Closing Restructuring set forth in the Subscription Agreement), each holder of Series A Preferred Shares then outstanding shall have the right thereafter to convert the Series A Preferred Shares held by the holder into the kind and amount of securities, cash and other property which the holder would have been entitled to receive upon such reclassification, change, consolidation, merger, sale or transfer if the holder had held the Ordinary Shares immediately prior to the reclassification, change, consolidation, merger, sale or transfer.

ARTICLE 5

VOTING RIGHTS OF THE SERIES A PREFERRED SHARES

5.1 General Voting Rights. The holders of the issued and outstanding Series A Preferred Shares shall vote with the holders of the issued and outstanding Ordinary Shares at any annual or extraordinary general meeting of the Company, or the holders of such Series A Preferred Shares may act by way of unanimous written resolution in the same manner as holders of the Ordinary Shares, upon the following basis: at any general meeting, each holder of the Series A Preferred Shares shall be entitled to such number of votes for the Series A Preferred Shares held by such holder on the record date fixed for such meeting, or if no such record date is fixed, at the date such vote is taken, as shall be equal to the largest number of whole Ordinary Shares into which all of such holder’s Series A Preferred Shares are convertible immediately after the close of business on the record date fixed for such meeting, or if no such record date is fixed, at the date such vote is taken.

5.2 Protective Provisions.

(a) Shareholder Matters. So long as any Series A Preferred Shares are issued and outstanding, the Company and the holders of Ordinary Shares shall not take any of the following actions, whether by amendment of the Restated Articles or otherwise, and whether in a single transaction or a series of related transactions, with respect to the Company and any Group Member without obtaining the prior written approval of all the Preferred Shareholders, and in the context of such matters set forth in this Section 7.1 which are by applicable laws required to be determined by the shareholders of the Company, the approval of all Preferred Shareholders shall be deemed obtained if the matter is approved at a general meeting of the Company with the affirmative votes of all Preferred Shareholders or by way of written resolution signed by all Preferred Shareholders:

(a) make any alteration or amendment to the Memorandum and/or Restated Articles or other constitutional documents of the Company and/or any Group Member (except for the Post-Closing Restructuring set forth in the Subscription Agreement);

(b) effect any merger, initial public offering (other than a Qualified IPO), spin-off, consolidation, concerning the Company and/or any Group Member (except for the Post Closing Restructuring set forth in the Subscription Agreement);

(c) acquire any share capital or other securities of any body corporate onshore or offshore or the establishment of any brands or subsidiary;

(d) make any material change to the business scope, including, without limitation, any decision to engage in a new line of business, or cease to conduct the business substantially as conducted as at the date of issue of the Series A Preferred Shares or any material change any part of its business activities;

(e) dispose of or dilute the Company’s interest, directly or indirectly, in any of its Subsidiaries except for the Post Closing Restructuring set forth in the Subscription Agreement;

(f) increase, reduce or cancel the authorized or issued share capital or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any option rights or warrants or which may require the issue of shares in the future, other than (i) a reduction in the issued share capital of the Company resulting from the conversion of the Series A Preferred Shares, (ii) the repurchase or redemption of the Series A Preferred Shares pursuant to the terms herein, or (iii) the Post Closing Restructuring set forth in the Subscription Agreement;

(g) effect any change to the rights attaching to any class of shares;

(h) any issues of Equity Securities, other than (i) such resulting from the conversion of the Series A Preferred Shares, or (ii) a Qualified IPO;

(i) consolidate, sub-divide, convert or cancel any share capital, other than (i) such resulting from the conversion of the Series A Preferred Shares, or (ii) a Qualified IPO;

(j) sell, transfer, encumber or otherwise dispose of all or substantially all of the properties or businesses of the Company and/or any Group Member, other than the Post Closing Restructuring set forth in the Subscription Agreement;

(k) pass any resolution to wind up, adopt any scheme of arrangement, reorganise, reconstruct or liquidate the Company and/or any Group Member, except for the Post Closing Restructuring set forth in the Subscription Agreement;

(l) file a petition for winding up, bankruptcy or any similar proceeding or any application for an administration order or for the appointment of a receiver or administrator;

(m) make any distribution of profits amongst the Shareholders by way of dividend (interim or final), capitalization of reserves or otherwise; approve or change the dividend policy;

(n) adopt the Company’s annual budget (including budget relating to the income statement, balance sheet and cash flow statement), capital commitment plan, loan facility and annual business plan;

(o) appoint, remove or change the auditors of the Company and/or any Group Member; amend the accounting policies previously adopted or change the financial year of the Company and/or any Group Member;

(p) commence or settle any material litigation, arbitration or administrative proceeding that is of a value exceeding US$3,000,000; and other than the polysilicon transactions with the Solar High-Tech, approve, create, or allow any related transaction of the Company and/or any subsidiary in excess of RMB10,000,000 (or its equivalent in other currency or currencies) or in excess of RMB60,000,000 at any time in any financial year.

(b) Director Matters. Without the affirmative vote or written consent of CDBC Director, the Company or any other Group Member shall not effect or validate any of the following actions (either directly or by amendment, merger, consolidation, or otherwise):

(i) change the number or the power of the board of directors and board committees;

(ii) sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents, know-how, software or other intellectual property owned by the Company and/or any Group Member;

(iii) appoint, remove or settle the terms or compensation of any Senior Manager (including but not limited to the Chief Executive Officer, Deputy Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Strategy Officer, General Manager, Vice General Manager, Financial Controller, Head of Department/Division or equivalent positions, Secretary of the board of directors or other key manager(s));

(iv) other than the renewal of the existing contracts or agreements, borrow any money in excess of US$20,000,000 in any calendar year over the annual budget approved under Article 5.2(A);

(v) enter into any transaction, or make any payment or commitment, involving an expense or capital expenditure in excess of US$10,000,000 in the ordinary course of business or US$5,000,000 not in the ordinary course of business in any calendar year, each over the annual budget approved under Article 5.2(A);

(vi) other than statutory lien or that with a value less than US$5,000,000, make or suffer to exist any lien, security interest, pledge or other encumbrance on any of the assets of the Group or any of its Subsidiaries in any calendar year not contemplated in the annual budget approved under Article 5.2(A);

(vii) dispose of any of its assets with a value less than US$10,000,000 in any calendar year except for sales of inventory in the ordinary course of business;

(viii) acquire any assets (including intangible assets) with a book value or cost in excess of US$2,500,000 in any calendar year, other than in the ordinary course of business; and

(ix) enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, or the purchase of other assets (tangible or intangible) except in each case for a lease or contract involving aggregate payments of less than US$2,500,000 or entered into in the ordinary course of business consistent with past practice in any calendar year, or enter into any agreement that would be an agreement material to the Group or its Subsidiaries.

ARTICLE 6

APPOINTMENT AND REMOVAL OF DIRECTORS

6.1 The Company shall have a Board consisting of a maximum of ten (10) directors, of which (i) one (1) Director shall be appointed by CDBC (the “CDBC Director”) for so long as CDBC remains as a holder of any share in the Company, (ii) three (3) Directors shall be appointed as independent non-executive director in accordance with the then applicable stock exchange rules upon Qualified IPO or any initial public offering of the Shares (the “Independent Directors”).

6.2 A CDBC Director may only be removed with the consent of CDBC and any vacancy on the Board occurring because of the death, resignation or removal of a Director appointed by CDBC or holders of any class or series of shares shall be filled by the vote or written consent of CDBC or the holders of a majority of the shares of such class or series of shares (as applicable); provided, however, that the directorship of the CDBC Director shall automatically terminate upon the consummation of a Qualified IPO.

6.3 Subject to applicable Laws, the CDBC Director, in the case of his absence, shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternative, it being understood, acknowledged and confirmed by CDBC that any vote or decision taken by such alternate at any such Board meeting shall constitute the vote and decision of the CDBC Director as if so taken by the CDBC Director him/herself at such Board meeting, with full reliance permitted on such vote and decision. The Board and all committees thereof shall meet in person or by teleconference no less than once every half year. The Company shall reimburse all reasonable, documented expenses of all the Directors and all the persons of the committees related to all activities of the Board and all committees thereof, including but not limited to attending the meetings of the Board and all committees thereof.

6.4 Observer

So long as any Series A Preferred Share remains outstanding (as appropriately adjusted for share split, subdivision, consolidation, share dividends and the like), each of the Investors other than CDBC shall be entitled to appoint/remove an observer to the Board of Directors and each committee thereof and each Observer or its designed person shall be entitled to receive notice for and to attend board of directors or board committee meetings of the Company and each Group Member in a non-voting observer capacity (each, an “Observer”). The Company shall provide each such Observer copies of all notices and materials at the same time and in the same manner including, where applicable, any resolutions in writing of the Board and each committee thereof, as the same are provided to the Directors or committee members of the relevant board of directors or board committee.

ARTICLE 7

MISCELLANEOUS

7.1 Upon any conversion or redemption of the Series A Preferred Shares (other than by way of a re-designation), the shares so converted or redeemed shall be cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to diminish the authorized number of Series A Preferred Shares accordingly.

7.2 [Intentionally Deleted]

7.3 If any right, preference or limitation of the Series A Preferred Shares set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Schedule which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation herein set forth shall not be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

7.4 Any registered holder of Series A Preferred Shares shall be entitled to apply for an injunction or injunctions or obtain a decree for specific performance to prevent violations of the provisions of the Restated Articles or the Shareholders Agreement and to enforce specifically the terms and provisions of the Restated Articles and the Shareholders Agreement in any court of the Cayman Island or any countries having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

7.5 These Restated Articles shall be further amended and restated in preparation of, and effective upon, a Qualified IPO in accordance with the requirements of the applicable stock exchange listing rules and the relevant securities laws.

ARTICLE 8

DEFINITIONS

Unless otherwise defined in this Schedule 1, capitalized terms shall have the meaning provided in the Restated Articles. For the purposes of this Schedule, the following terms shall have the meanings indicated:

“Affiliate” shall have the meaning as ascribed to it in the Subscription Agreement.

“Board” means the board of directors of the Company, as constituted from time to time.

“Bona Fide Purchaser” means any Person who or which has delivered a good faith written offer to purchase all or any portion of a Shareholder’s Shares.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or the Cayman Islands are authorized or required by law or governmental order to close.

“CDBC” means China Development Bank Capital Corporation Ltd. and/or its designated offshore entity to be holding shares in the Company.

“CDBC Director” means the director designated by CDBC to the board of directors of the Company.

“Closing” shall have the meaning ascribed to it in the Subscription Agreement.

“Conversion Price” shall have the meaning ascribed to it in Section 4 of this Schedule 1.

“Conversion Share” shall have the meaning ascribed to it in Section 4.3 of this Schedule 1.

“Deemed Liquidation Event” shall have the meaning ascribed to it in Section 2.3 of this Schedule 1.

“Dispose” or “Disposition” (and any derivatives thereof) means (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Shareholder’s Shares, and (ii) any agreement, contract or commitment to do any of the foregoing.

“Encumbrance” or “Encumber” means or refer to any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, and restriction on voting or alienation of any kind, adverse interest, or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ESOP Plan” means the share option plan adopted or to be adopted by the Company, pursuant to which up to 130,000,000 Ordinary Shares representing up to 10% of the total issued and outstanding share capital of the Company upon Closing, as appropriately adjusted for share split, share division, share consolidation and the like, shall be reserved for issuance to the key employees and officers of the Company, with the specific terms, granting amount, exercise price and vesting schedule thereof subject to the approval by CDBC Director and provided to each Investor.

“Floor Price” shall have the meaning ascribed to it in Section 4.5 of this Schedule 1.

“Founder” means Xiaofeng Peng.

“Group” means the Company, LDK Silicon Holding Co., Limited, Jiangxi LDK PV Silicon Co., Ltd. and Jiangxi LDK Solar Polysilicon Co., Ltd. and every subsidiary of the Company from time to time and “Group Member” shall mean any member of the Group.

“Investors” means, collectively, CDBC, Excel Rise Holdings Limited, Prosper East Limited and Apollo Investment Asia Limited, and an “Investor” means anyone of them.

“Key Holders” means collectively the Founder and the Ordinary Shareholder herein and each, a “Key Holder”.

“Laws” mean any federal, state, foreign or local statue, rule, regulation or other law, collectively.

“Liquidation” shall have the meaning ascribed to it in Section 2 of this Schedule 1.

“New Securities” shall have the meaning ascribed to it in Section 4.6 of this Schedule 1.

“Observer” shall have the meaning ascribed to it in Section 6.3 of this Schedule 1.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for ordinary shares or securities convertible into or exchangeable for ordinary shares of the Company.

“Ordinary Shareholder” means the holder of Ordinary Shares.

“Payment Schedule” shall have the meaning ascribed to it in Section 3.3 of this Schedule 1.

“Persons” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authorities or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Preferred Shareholders” means the holders of Series A Preferred Shares.

“Qualified IPO” has the meaning as defined in the Subscription Agreement.

“Redemption Closing” shall have the meaning ascribed to it in Section 3.3 of this Schedule 1.

“Redemption Price” shall have the meaning ascribed to it in Section 3.1 of this Schedule 1.

“Restated Articles” shall mean the amended and restated memorandum and articles of association of the Company (including its schedules), as amended from time to time.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Preferred Share Holders” means the holders of the Series A Preferred Shares.

“Series A Original Purchase Price” shall mean US$1.00 per Series A Preferred Share.

“Shares” means the shares in share capital of the Company from time to time and as at the date hereof consists of the Ordinary Shares and Series A Preferred Shares or any of them.

“Shareholders” means all Ordinary Shareholder and Preferred Shareholders.

“Shareholders Agreement” means the Shareholders Agreement dated as of March 9, 2011 by and among the Company, the Series A Preferred Share Holders and certain other parties thereto.

“Subject Securities” shall have the meaning ascribed to it in Section 4.6 of this Schedule 1.

“Subscription Agreement” means the Subscription Agreement dated as of December 30, 2010 by and among the Company, the Series A Preferred Share Holders and certain other parties thereto.

“Subsidiaries” means, with respect to any Person, (i) a corporation or other entity, of which (x) fifty percent (50%) or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person, or (y) more than fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by such Person or through one or more Subsidiaries of such Person, or (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of such Person and are recorded on the books of such Person for financial reporting purposes in accordance with the HKFRS or U.S. GAAP, or (iii) any entity with respect to which such Person has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.

“Transaction Documents” means, collectively, the Subscription Agreement, the Shareholders Agreement, the Restated Articles, the registration rights agreement dated as of March 9, 2011 by and among the Company and the Preferred Shareholders, the Indemnification Agreement dated as of March 9, 2011 by and among the Company and the CDBC Director, the share pledge agreement dated as of March 9, 2011 by and among the Company and CDBC, the relevant deed of guarantee dated as of March 9, 2011 by and among the Company and the Preferred Shareholders, and other ancillary documents in connection with the transactions proposed in the Subscription Agreement.